EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 10, 2004, relating to the consolidated financial statements and financial statement schedule of Hyperion Solutions Corporation, which appears in Hyperion Solutions Corporation’s Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
May 10, 2005